Exhibit 99.1

Revolution Lighting Receives Temporary Stay of Delisting from Nasdaq

STAMFORD, Conn., May 24, 2019 (GLOBE NEWSWIRE) — Revolution Lighting Technologies, Inc. (NASDAQ: RVLT) (“Revolution Lighting” or the “Company”), a global provider of advanced LED lighting solutions, announced today that on May 22, 2019, the Company received a letter from the Nasdaq Hearings Panel (the “Panel”) of The Nasdaq Stock Market (“Nasdaq”) informing the Company that the Panel has granted the Company’s request to stay the suspension of the Company’s securities from Nasdaq pending a final determination from the Panel regarding the Company’s listing status. A final listing determination will be made after the Company’s hearing before the Panel, which hearing is scheduled for June 6, 2019.

As previously disclosed, the Company received a delisting determination letter from Nasdaq, informing the Company that since it has been unable to file certain prior Securities Exchange Commission (“SEC”) reports (the “Delayed Reports”), the Company’s common stock is subject to delisting from Nasdaq. Nasdaq Listing Rule 5250(c)(1) requires listed companies to timely file all required periodic financial reports with the SEC.

As previously disclosed in the Company’s Form 8-K filed on January 4, 2019, Nasdaq has also notified the Company that it is not in compliance with Nasdaq Listing Rule 5550(a)(2), which requires the Company to maintain a minimum bid price of at least $1.00 per share.

About Revolution Lighting

Revolution Lighting Technologies, Inc. is a leader in the design, manufacture, marketing, and sale of LED lighting solutions focusing on the industrial, commercial and government markets in the United States, Canada, and internationally. Through advanced LED technologies, Revolution Lighting has created an innovative lighting company that offers a comprehensive advanced product platform of high-quality interior and exterior LED lamps and fixtures, including signage and control systems. Revolution Lighting is uniquely positioned to act as an expert partner, offering full service lighting solutions through our operating divisions including Energy Source, Multi-Family and Tri-State LED to transform lighting into a source of superior energy savings, quality light and well-being. Revolution Lighting Technologies markets and distributes its products through a network of regional and national independent sales representatives and distributors, as well as through energy savings companies and national accounts. Revolution Lighting Technologies trades on the Nasdaq Capital Market under the ticker RVLT. For more information, please visit rvlti.com and connect with the Company on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed herein are “forward-looking statements” within the meaning of the applicable securities laws and regulations. The words “will,” “may,” “estimates”, “expects,” “intends,” “believes” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements, including statements regarding when the Company will file the Delayed Reports and whether the Company will regain compliance with Nasdaq’s continued listing requirements, involve risks and uncertainties that may cause actual results to differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the risk that the Audit Committee investigation or the restatement will not be timely completed and the other risks described more fully in the Company’s filings with the SEC. Forward-looking statements reflect the views of the Company’s management as of the date hereof. The Company does not undertake to revise these statements to reflect subsequent developments.

RVLT Investor Relations Contact:

Amato and Partners, LLC

Investor Relations Counsel

admin@amatoandpartners.com